                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D/A
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                                (AMENDMENT NO. 8)

                             NACCO Industries, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class B Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title and Class of Securities)


                                  629579 20 02
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Alfred M. Rankin, Jr.
                             5875 Landerbrook Drive
                        Mayfield Heights, Ohio 44124-4017
                                 (216) 449-9600
--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                  February 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [ ].

         Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.


                         (Continued on following pages)

                              (Page 1 of 15 Pages)

------------------------------                                                     ---------------------------------------------
CUSIP No. 629579 20 02                            SCHEDULE 13D                                  PAGE 2 OF 15 PAGES
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Alfred M. Rankin, Jr.
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                            (a)
                                                                                                (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER

                                         -0-
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING POWER

          NUMBER OF                      478,427
            SHARES
         BENEFICIALLY
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                -------- ---------------------------------------------------------------------------------------
                                   9     SOLE DISPOSITIVE  POWER

                                         -0-
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE  POWER

                                         478,427
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   478,427
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   29.1%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                   IN
------------------ -------------------------------------------------------------------------------------------------------------
                                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                                                    ---------------------------------------------
CUSIP No. 629579 20 2                             SCHEDULE 13D                                  PAGE 3 OF 15 PAGES
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Victoire G. Rankin
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                            (a)
                                                                                                (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER

                                         -0-
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING POWER

          NUMBER OF                      -0-
            SHARES
         BENEFICIALLY
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                -------- ---------------------------------------------------------------------------------------
                                   9     SOLE DISPOSITIVE POWER

                                         -0-
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER

                                         478,427
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   478,427
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   29.1%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                   IN
------------------ -------------------------------------------------------------------------------------------------------------
                                            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------                                                    ---------------------------------------------
CUSIP No. 629579 20 02                            SCHEDULE 13D                                  PAGE 4 OF 15 PAGES
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Claiborne R. Rankin, Jr.
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                            (a)
                                                                                                (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT  TO ITEM  2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER

                                         -0-
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING POWER

          NUMBER OF                      1,630
            SHARES
         BENEFICIALLY
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                -------- ---------------------------------------------------------------------------------------
                                   9     SOLE DISPOSITIVE  POWER

                                         -0-
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE  POWER

                                         1,630
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   1,630
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   .10%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                   IN
------------------ -------------------------------------------------------------------------------------------------------------
                                            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------                                                    ---------------------------------------------
CUSIP No. 629579 20 02                            SCHEDULE 13D                                  PAGE 5 OF 15 PAGES
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Corbin Rankin
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                            (a)
                                                                                                (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER

                                         -0-
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING POWER

          NUMBER OF                      72,316
            SHARES
         BENEFICIALLY
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                -------- ---------------------------------------------------------------------------------------
                                   9     SOLE DISPOSITIVE POWER

                                         -0-
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER

                                         544,687
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   544,687
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   33.2%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                   IN
------------------ -------------------------------------------------------------------------------------------------------------
                                            *SEE INSTRUCTIONS BEFORE FILLING OUT

------------------------------                                                     ---------------------------------------------
CUSIP No. 629579 20 2                             SCHEDULE 13D                                  PAGE 6 OF 15 PAGES
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Matthew M. Rankin
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                            (a)
                                                                                                (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER

                                         -0-
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING POWER

          NUMBER OF                      3,987
            SHARES
         BENEFICIALLY
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                -------- ---------------------------------------------------------------------------------------
                                   9     SOLE DISPOSITIVE POWER

                                         -0-
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER

                                         3,987
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   3,987
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   .24%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                   IN
------------------ -------------------------------------------------------------------------------------------------------------
                                           *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------                                                    ---------------------------------------------
CUSIP No. 629579 20 02                            SCHEDULE 13D                                  PAGE 7 OF 15 PAGES
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   Thomas T. Rankin
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                            (a)
                                                                                                (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP  OR PLACE  OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER

                                         68,329
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING POWER

          NUMBER OF                      476,358
            SHARES
         BENEFICIALLY
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                -------- ---------------------------------------------------------------------------------------
                                   9     SOLE DISPOSITIVE POWER

                                         68,329
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER

                                         476,358
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   544,687
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   33.2%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                   IN
------------------ -------------------------------------------------------------------------------------------------------------
                                            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------                                                    ---------------------------------------------
CUSIP No. 629579 20 02                            SCHEDULE 13D                                  PAGE 8 OF 15 PAGES
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE  PERSONS (ENTITIES ONLY)

                   Chloe R. Seelbach
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                            (a)
                                                                                                (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER

                                         -0-
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING POWER

          NUMBER OF                      2,408
            SHARES
         BENEFICIALLY
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                -------- ---------------------------------------------------------------------------------------
                                   9     SOLE DISPOSITIVE POWER

                                         -0-
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER

                                         2,408
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,408
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   .15%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                   IN
------------------ -------------------------------------------------------------------------------------------------------------
                                            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------                                                    ---------------------------------------------
CUSIP No. 629579 20 02                            SCHEDULE 13D                                  PAGE 9 OF 15 PAGES
------------------ -------------------------------------------------------------------------------------------------------------
        1          NAME OF REPORTING PERSONS
                   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                   David Williams
------------------ -------------------------------------------------------------------------------------------------------------
        2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                            (a)
                                                                                                (b)  X
------------------ -------------------------------------------------------------------------------------------------------------
        3          SEC USE ONLY
------------------ -------------------------------------------------------------------------------------------------------------
        4          SOURCE OF FUNDS*

                   OO - See Item 3
------------------ -------------------------------------------------------------------------------------------------------------
        5          CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e)

------------------ -------------------------------------------------------------------------------------------------------------
        6          CITIZENSHIP OR PLACE OF ORGANIZATION

                   USA
------------------------------- -------- ---------------------------------------------------------------------------------------
                                   7     SOLE VOTING POWER

                                         -0-
                                -------- ---------------------------------------------------------------------------------------
                                   8     SHARED VOTING POWER

          NUMBER OF                      3,028
            SHARES
         BENEFICIALLY
           OWNED BY
        EACH REPORTING
         PERSON WITH
                                -------- ---------------------------------------------------------------------------------------
                                   9     SOLE DISPOSITIVE POWER

                                         -0-
                                -------- ---------------------------------------------------------------------------------------
                                  10     SHARED DISPOSITIVE POWER

                                         3,028
------------------ -------------------------------------------------------------------------------------------------------------
       11          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   3,028
------------------ -------------------------------------------------------------------------------------------------------------
       12          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
------------------ -------------------------------------------------------------------------------------------------------------
       13          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   .18%
------------------ -------------------------------------------------------------------------------------------------------------
       14          TYPE OF REPORTING PERSON*

                   IN
------------------ -------------------------------------------------------------------------------------------------------------
                                            *SEE INSTRUCTIONS BEFORE FILLING OUT

-------------------------------                                                    ---------------------------------------------
CUSIP No. 629579 20 02                            SCHEDULE 13D                                 PAGE 10 OF 15 PAGES
-------------------------------                                                    ---------------------------------------------

         The Schedule 13D filed on March 29, 1990, as amended by Amendment No. 1 filed on April 11, 1990, as amended by Amendment No. 2 filed on March 14, 1991, as amended by Amendment No. 3 filed on March 20, 1992, as amended by Amendment No. 4 filed on March 9, 1994, as amended and restated in its entirety pursuant to Regulation S-T, Rule 101(a)(2) on March 30, 1994 (the "Schedule 13D") and as amended by Amendment No. 1 to the amended and restated Schedule 13D filed on March 28, 1995, as amended by Amendment No. 2 to the amended and restated
Schedule 13D filed on March 21, 1996, as amended by Amendment No. 3 to the amended and restated Schedule 13D filed on November 26, 1996, as amended by Amendment No. 4 to the amended and restated Schedule 13D filed on January 10, 1997, as amended by Amendment No. 5 to the amended and restated Schedule 13D filed on March 19, 1997, as amended by Amendment No. 6 to the amended and restated Schedule 13D filed on March 25, 1999, and as amended by Amendment No. 7 to the amended and restated Schedule 13D filed on March 30, 2000 (collectively, the "Filings"), on behalf of certain signatories to the Stockholders' Agreement, dated as of March 15, 1990, as amended, among the signatories thereto, the Company and National City Bank, as depository, is hereby further amended as follows. Capitalized terms used herein but not defined herein shall have the meanings assigned to such terms in the Filings.

ITEM 2.  IDENTITY AND BACKGROUND.

       Item 2 of the Schedule 13D relating to the individual Reporting Persons is hereby amended as follows:

         (a) The statements under the heading Bruce T. Rankin which appear in the Filings, are hereby deleted and replaced in their entirety by the following:

         BRUCE T. RANKIN. Mr. Rankin's resident address is 131 Southwyck Drive, Chagrin Falls, Ohio 44022. He is not employed.

         (b) The statements under the heading James T. Rankin which appear in the Filings, are hereby deleted and replaced in their entirety by the following:

         JAMES T. RANKIN. Mr. Rankin's resident address is 465 Franklin Road, Atlanta, Georgia 30342. He is employed by King Commercial Properties, 1465 Northside Drive, Suite 124, Atlanta, Georgia 30318.

         (c) The statements under the heading Roger F. Rankin which appear in the Filings, are hereby deleted and replaced in their entirety by the following:

         ROGER F. RANKIN. Mr. Rankin's resident address is 1449 Carpenter Road, P.O. Box 550, Gates Mills, Ohio 44040. He is a private investor.

         (d) The statements under the heading Chloe E. Rankin which appear in the Filings, are hereby deleted and replaced in their entirety by the following:

-------------------------------                                                    ---------------------------------------------
CUSIP No. 629579 20 02                            SCHEDULE 13D                                 PAGE 11 OF 15 PAGES
-------------------------------                                                    ---------------------------------------------

         CHLOE R. SEELBACH. Ms. Seelbach's resident address is 2905 Fairmount Boulevard, Carriage House, Cleveland, Ohio 44118. She is a consultant with Accenture, 200 Public Square, Cleveland, Ohio 44114.

         (e) After the paragraph describing Claiborne R. Rankin's address which appear in the Filings, the following individual Reporting Person shall be added:

         CLAIBORNE R. RANKIN, JR. Mr. Rankin's resident address is 36779 Cedar Road, Gates Mills, Ohio 44040. He is a student.

         (f) After the paragraph describing Clara T. Rankin Williams' address which appear in the Filings, the following individual Reporting Person shall be added:

         DAVID WILLIAMS. Mr. Williams' resident address is 425 West Roslyn Place, Chicago, Illinois 60614. He is an attorney with Williams, Collins & Bax, P.C., 111 West Washington Street, Suite 820, Chicago, Illinois 60602.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 of the Schedule 13D relating to the individual Reporting Persons is hereby amended as follows:

         (a) The statements under the heading Alfred M. Rankin, Jr. which appear in the Filings, are hereby deleted and replaced in their entirety by the following:

         ALFRED M. RANKIN, JR. Mr. Rankin has shared power to vote and dispose of 478,427 shares of Class B Common, which constitutes 29.1% of the Class B Common outstanding as of December 31, 2000.

         (b) The statements under the heading Victoire G. Rankin which appear in the Filings, are hereby deleted and replaced in their entirety by the following:

         VICTOIRE G. RANKIN. Mrs. Rankin has shared power to vote and dispose of 478,427 shares of Class B Common, which constitutes 29.1% of the Class B Common outstanding as of December 31, 2000.

         (c) The statements under the heading Chloe E. Rankin which appear in the Filings, are hereby deleted and replaced in their entirety by the following:

         CHLOE R. SEELBACH. Ms. Seelbach has shared power to vote and dispose of 2,408 shares of Class B Common which constitutes approximately .15% of the Class B Common outstanding as of December 31, 2000.

-------------------------------                                                    ---------------------------------------------
CUSIP No. 629579 20 02                            SCHEDULE 13D                                 PAGE 12 OF 15 PAGES
-------------------------------                                                    ---------------------------------------------

         (d) The statements under the heading Corbin Rankin which appear in the Filings, are hereby deleted and replaced in their entirety by the following:

                  CORBIN RANKIN. Mrs. Rankin has shared power to vote 72,316 shares of Class B Common and shared power to dispose of 544,687 shares of Class B Common, which together constitute approximately 33.2% of the Class B Common outstanding as of December 31, 2000.

         (e) The statements under the heading Matthew M. Rankin which appear in the Filings, are hereby deleted and replaced in their entirety by the following:

                  MATTHEW M. RANKIN. Mr. Rankin has shared power to vote and dispose of 3,987 shares of Class B Common, which constitutes .24% of the Class B Common outstanding as of December 31, 2000.

         (f) The statements under the heading Thomas T. Rankin which appear in the Filings, are hereby deleted and replaced in their entirety by the following:

                  THOMAS T. RANKIN. Mr. Rankin has the sole power to vote and dispose of 68,329 shares of Class B Common and has shared power to vote and dispose of 476,358 shares of Class B Common, which together constitute approximately 33.2% of the Class B Common outstanding as of December 31, 2000.

         (g) After the paragraph describing Mr. Claiborne R. Rankin's interest which appears in the Filings, the following individual Reporting Person shall be added:

                  CLAIBORNE R. RANKIN, JR. Mr. Rankin has shared power to vote and dispose of 1,630 shares of Class B Common which constitutes approximately .10% of the Class B Common outstanding as of December 31, 2000.

         (h) After the paragraph describing Ms. Clara T. Rankin Williams' interest which appears in the Filings, the following individual Reporting Person shall be added:

                  DAVID WILLIAMS. Mr. Williams has shared power to vote and dispose of 3,028 shares of Class B Common, which constitutes .18% of the Class B Common outstanding as of December 31, 2000.

-------------------------------                                                    ---------------------------------------------
CUSIP No. 629579 20 02                            SCHEDULE 13D                                 PAGE 13 OF 15 PAGES
-------------------------------                                                    ---------------------------------------------

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         Item 6 of the 13D is hereby amended by inserting at the end thereof the following:

         Effective as of October 31, 2000, each of the Company, the Depository, and the Participating Stockholders executed and delivered an Amendment to Stockholders' Agreement amending the Stockholders' Agreement to modify the definition of "Depository" to refer to National City Bank. A copy of the Amendment to Stockholders' Agreement is attached hereto as Exhibit 24 and is incorporated herein in its entirety.

         Effective as of October 31, 2000, each of the Company, the Depository, and the Participating Stockholders executed and delivered an Amendment to Stockholders' Agreement amending the Stockholders' Agreement pursuant to which Mr. Claiborne R. Rankin, Jr. and Mr. David B. Williams and certain trusts for the benefit of certain Participating Stockholders became Participating Stockholders under the Stockholders' Agreement. A copy of the Amendment to Stockholders' Agreement is attached hereto as Exhibit 25 and is incorporated herein in its entirety.

         Effective February 14, 2001, each of the Company, the Depository, and the Participating Stockholders executed and delivered an Amendment to Stockholders' Agreement amending the Stockholders' Agreement pursuant to which certain trusts for the benefit of certain Participating Stockholders became Participating Stockholders under the Stockholders' Agreement. A copy of the Amendment to Stockholders' Agreement is attached hereto as Exhibit 26 and is incorporated herein in its entirety.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         Item 7 of the Schedule 13D is hereby amended as follows:

(Exhibit 24) Amendment to Stockholders' Agreement, dated as of October 31, 2000, by and among National City Bank, the Company and the Participating Stockholders.

(Exhibit 25) Amendment to Stockholders' Agreement, dated as October 31, 2000, by and among National City Bank, the Company, the Participating Stockholders and the New Participating Stockholders.

(Exhibit 26) Amendment to Stockholders' Agreement, dated as February 14, 2001, by and among National City Bank, the Company, the Participating Stockholders and the New Participating Stockholders.

           [REMAINDER OF PAGE IS INTENTIONALLY LEFT BLANK. SIGNATURES
                              BEGIN ON NEXT PAGE.]

---------------------------------------------                                      ---------------------------------------------
           CUSIP No. 629579 20 02                        SCHEDULE 13D                          PAGE 14 OF 15 PAGES
---------------------------------------------                                      ---------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2001

                            /s/ Alfred M. Rankin, Jr.
                            -------------------------
                            Name:  Alfred M. Rankin, Jr.

                            /s/ Alfred M. Rankin, Jr.
                            -------------------------
                            Name:  Alfred M. Rankin, Jr.

                            Attorney-in-Fact for Clara L.T. Rankin*
                            Attorney-in-Fact for Victoire G. Rankin*
                            Attorney-in-Fact for Helen R. Butler*
                            Attorney-in-Fact for Clara T. Rankin Williams* Attorney-in-Fact for Thomas T. Rankin* Attorney-in-Fact for Matthew M. Rankin* Attorney-in-Fact for Claiborne R. Rankin* Attorney-in-Fact for Chloe O. Rankin* Attorney-in-Fact for Roger F. Rankin* Attorney-in-Fact for Bruce T. Rankin* Attorney-in-Fact for Frank E. Taplin, Jr.* Attorney-in-Fact for Margaret E. Taplin* Attorney-in-Fact for Martha S. Kelly* Attorney-in-Fact for Susan Sichel*
                            Attorney-in-Fact for Jennifer T. Jerome*
                            Attorney-in-Fact for Caroline T. Ruschell*
                            Attorney-in-Fact for David F. Taplin*
                            Attorney-in-Fact for Thomas E. Taplin*
                            Attorney-in-Fact for Beatrice B. Taplin*
                            Attorney-in-Fact for Thomas E. Taplin, Jr.*
                            Attorney-in-Fact for Theodore D. Taplin*
                            Attorney-in-Fact for Britton T. Taplin*
                            Attorney-in-Fact for Frank E. Taplin*
                            Attorney-in-Fact for National City Bank, as trustee* Attorney-in-Fact for Frank E. Taplin, as trustee* Attorney-in-Fact for Rankin Associates I, L.P.* Attorney-in-Fact for Rankin Management, Inc.* Attorney-in-Fact for Alison A. Rankin* Attorney-in-Fact for Corbin K. Rankin* Attorney-in-Fact for John C. Butler, Jr.* Attorney-in-Fact for Rankin Associates II, L.P.*

-------------------------------                                                    ---------------------------------------------
CUSIP No. 629579 20 02                            SCHEDULE 13D                                 PAGE 15 OF 15 PAGES
-------------------------------                                                    ---------------------------------------------

                            Attorney-in-Fact for Chloe R. Seelbach*
                            Attorney-in-Fact for James T. Rankin*
                            Attorney-in-Fact for Claiborne R. Rankin, Jr.* Attorney-in-Fact for David B. Williams*


------------------

* The power of attorney authorizing the above named individual to act on behalf of each of the foregoing Reporting Persons is included in
         Exhibit 2 at page 26 through 106 and pages 113 through 121 of such Exhibit, in Exhibit 13 at pages 6 through 8 of such Exhibit, in Exhibit 14 at pages 6 through 8 of such Exhibit, in Exhibit 19 at pages 6 through 7 of such Exhibit, in Exhibit 20 at pages 6 through 7 of such Exhibit, in Exhibit 22 at pages 1 through 2, in Exhibit 23 at pages 6 through 7 of such Exhibit and in Exhibit 25 at pages 6 through 7 of such Exhibit.